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                                                                                      EXHIBIT 11

            M.A. HANNA COMPANY AND CONSOLIDATED SUBSIDIARIES

                   COMPUTATION OF EARNINGS PER SHARE
                                                                 Year Ended December 31
                                                         1996             1995             1994
                                                    (Dollars in thousands except per share data)
Primary
    Income from continuing operations
        before extraordinary charge                  $   59,162       $   56,702       $   37,004
    Income(loss) from discontinued operations                 -           45,337            9,970
    Extraordinary charge                                 (5,352)               -           (3,680)
            Net income                               $   53,810       $  102,039       $   43,294

    Average common shares outstanding                45,789,136       46,511,966       46,298,663
    Net effect of dilutive stock options
        and stock warrants - based on treasury
        stock method using average market price               - *              - *              - *
    Total                                            45,789,136       46,511,966       46,298,663

    Income(loss) per share
        Continuing operations                        $     1.29       $     1.22       $      .80
        Discontinued operations                               -              .97              .21
        Extraordinary charge                               (.11)               -             (.08)
            Net income                               $     1.18       $     2.19       $      .93

Fully diluted
    Income from continuing operations
        before extraordinary charge                  $   59,162       $   56,702       $   37,004
    Income(loss) from discontinued operations                 -           45,337            9,970
    Extraordinary charge                                 (5,352)               -           (3,680)
            Net income                               $   53,810       $  102,039       $   43,294

    Average common shares outstanding                45,789,136       46,511,966       46,298,663
    Net effect of dilutive stock options
        and stock warrants - based on treasury
        stock method using the year-end market
        price if higher than average market price     1,147,177        1,030,605          898,413
    Total                                            46,936,313       47,542,571       47,197,076

    Income(loss) per share
        Continuing operations                        $     1.26       $     1.19       $      .79
        Discontinued operations                               -              .95              .21
        Extraordinary charge                               (.11)               -             (.08)
                                                     $     1.15       $     2.14       $      .92


*   Not significant in 1996, 1995 and 1994.


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